Exhibit 3.1

                          CERTIFICATE OF CORRECTION OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           JUNO ONLINE SERVICES, INC.

It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is Juno Online Services, Inc.

            2. The Amended and Restated Certificate of Incorporation of the Corporation, which was filed by the Secretary of State of Delaware on June 1, 1999, is hereby corrected.

            3. The inaccuracy to be corrected in said instrument is as follows:

The initial number of Directors of the Corporation.

            4. The portion of the instrument in corrected form is as follows:

                                    Article V

      A. Number. The number of directors of the Corporation shall be such number, which shall initially be seven (7), as shall be fixed from time to time by, or in the manner provided in the Bylaws or by resolution duly adopted by the Board of Directors, provided that no action shall be taken to decrease or increase the authorized number of directors unless at least 66.67% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose approve such decrease or increase. Vacancies occurring in the Board of Directors for any reason and newly created directorships shall be filled by a vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A director so chosen shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified.

Signed on July 14, 1999


                                    /s/ Charles E. Ardai
                                    --------------------
                                    Name:  Charles E. Ardai
                                    Title: President and Chief Executive Officer